Exhibit 23a
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements on Form S-3D (No. 333-111905) and Form S-3 (No. 333-136106) of Farmers National Banc Corp. of our reports dated February 18, 2008, relating to the consolidated financial statements of Farmers National Banc Corp. and the effectiveness of internal control over financial reporting, which reports are incorporated by reference in the December 31, 2007 Annual Report on Form 10-K of Farmers National Banc Corp.
/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Columbus, Ohio
March 11, 2008